Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com	Richard Simonelli Director Investor Relations (202) 346-6394 rsimonelli@costar.com

LoopNet Marketplace Combined with CoStar’s Research & Analytics Creates Broader One-Stop Shop for Commercial Real Estate on the Internet

•	Company believes that combination creates substantial opportunity to cross sell products between two large and complementary client bases
•	Company provides 2012 revenue and earnings guidance including LoopNet, Inc.

WASHINGTON, DC – May 2, 2012 – CoStar Group, Inc. (NASDAQ: CSGP), commercial real estate's leading provider of information, analytic, and marketing services, announced guidance for 2012 revenue and non-GAAP earnings that include LoopNet, Inc. The acquisition of LoopNet closed on Monday, April 30, 2012.

“We believe that CoStar’s family of services now offer the premier resources for researching, analyzing and marketing commercial real estate,” said Andrew C. Florance, Founder and Chief Executive Officer of CoStar. “We expect the combination of CoStar and LoopNet to create a strong, integrated platform for sales growth.”

“With 5.8 million registered users and 3.6 million monthly unique users on LoopNet, it is clear the Internet has become an essential tool for effectively marketing commercial real estate with hundreds of thousands of brokers seeking investors and tenants for over a million commercial real estate listings across the U.S.” stated Florance.  “We believe that Loopnet.com and its strong group of vertical platforms is the number one solution meeting this growing demand.”

According to CoStar, the $11 trillion dollar U.S. commercial real estate asset class has over a million participants, is constantly changing and requires quality information to improve efficiency and liquidity.

“We believe that CoStar’s Property, Comps, Tenant, and PPR services are the industry’s leading commercial real estate information and analytics solutions,” added Florance. “With LoopNet, the opportunity for cross selling is large. CoStar’s research department of 900 individuals captures details on over a million listings which we believe can result in over a hundred thousand new leads to LoopNet’s sales team. In addition, there are hundreds of thousands of industry participants searching LoopNet who do not yet subscribe to CoStar and access to the leads represents a significant cross selling opportunity for CoStar.  CoStar’s clients can benefit from even more comprehensive coverage of the commercial real estate market since we believe that LoopNet contains hundreds of thousands of listings not yet found in CoStar. We plan to identify these properties, then validate and add them to the CoStar database.”

The Company expects to discuss its financial outlook in more detail later today on a conference call that will begin at 4:30 pm EDT (details of the call are below).

2012 Outlook

“Based on strong trends in sales and revenue at both companies, we expect consolidated annual revenue in 2012 for CoStar to be approximately $343.0 million to $349.0 million,” said Brian Radecki, Chief Financial Officer. Revenue guidance for the combined companies is based on the previously issued range of $284.0 million to $288.0 million for CoStar’s existing business as well as the impact of LoopNet from May 1, 2012, and the impact of purchase accounting adjustments including a reduction in LoopNet deferred revenue in the range of approximately $6.0 million to $8.0 million. The reduction in deferred revenue is expected to impact both revenue and non-GAAP earnings. The final purchase accounting has not been completed, therefore the estimated impact of purchase accounting adjustments may vary.

For the second quarter of 2012, the company expects approximately $81.5 million to $84.0 million in consolidated revenue, which will include revenue from CoStar’s existing business in a range of approximately $70 million to $71 million, two months of LoopNet revenue and the pro-rated impact of reduced deferred revenue at LoopNet of approximately $3.0 million to $3.5 million.

“We believe that the combination of these two companies will create a business with outstanding revenue growth potential, as well as a strong earnings profile with the ability to generate high margins and cash flow”, continued Radecki.

On a combined basis, which includes CoStar and LoopNet, the company expects the transaction to be accretive to non-GAAP net income per diluted share in 2012 and beyond.

“For the full year of 2012, we expect non-GAAP net income per diluted share (defined below) of approximately $1.36 to $1.52 for the combined company,” added Radecki. “For the second quarter of 2012, we expect non-GAAP net income per diluted share for the combined company of approximately $0.32 to $0.36.”

For the combined company, non-GAAP net income per diluted share for 2012 includes the non-GAAP net income of CoStar’s existing business, the pro-rata non-GAAP net income of LoopNet for approximately 8 months, as well as the impact of the reduction in LoopNet deferred revenue and higher interest expense related to the debt incurred to finance the acquisition. The company expects to issue approximately 1.9 million shares for the stock component of the merger consideration, which will impact fully diluted weighted shares by approximately 1.3 million for the second quarter and the full year 2012.

CoStar expects approximately $20 million in annual cost synergies to be achieved with the combination of the two companies. Synergies are anticipated to ramp up throughout 2013 and to be achieved within 24 months of completion of the merger.

The preceding forward-looking statements reflect CoStar’s expectations as of May 2, 2012, including forward-looking non-GAAP financial measures on a consolidated basis – including the acquisition of LoopNet and related costs. We are not able to forecast with certainty whether or when certain events, such as acquisition and integration related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Reconciliation of non-GAAP net income and all of the non-GAAP financial measures to their GAAP basis results are shown in detail below, along with definitions for those terms.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition and integration related costs, (iv) purchase accounting adjustments; (v) restructuring charges and related costs, (vi) costs related to the acquisition and transition of the Company’s corporate headquarters, and (vii) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. In 2012 we assume a 38% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Conference Call Information

As previously announced on April 26 and April 30, 2012, management will conduct a conference call to discuss the closing of the LoopNet transaction and to provide combined guidance for the companies for 2012 today at 4:30 p.m. ET. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1093 (from the United States and Canada) or (612) 288-0329 (from all other countries) and refer to conference code 247060. An audio recording of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. To access the recorded call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 247060. The webcast replay will also be available in the Investors section of CoStar's web site for a period of time following the call.

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
(in thousands, except per share data)
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended June 30, 2012		Ended December 31, 2012
	Low	High	Low	High

Net income	$(9,400)	$(7,300)	$(6,200)	$1,100
Income tax expense, net	3,800	6,900	8,900	14,200
Income before income taxes	(5,600)	(400)	2,700	15,300
Purchase amortization and other related costs	6,800	6,000	26,700	24,200
Stock-based compensation expense	3,500	3,000	13,500	12,500
Acquisition and integration related costs	9,000	7,000	15,500	13,500
Restructuring and related costs	-	-	300	300
Settlements and Impairments	-	-	-	-
Non-GAAP Income before income taxes	13,700	15,600	58,700	65,800
Assumed rate for income tax expense, net *	38%	38%	38%	38%
Assumed provision for income tax expense, net	(5,206)	(5,928)	(22,306)	(25,004)
Non-GAAP Net Income	$8,494	$9,672	$36,394	$40,796

Net Income per share - diluted	$(0.35)	$(0.27)	$(0.23)	$0.04
Non-GAAP Net Income per share - diluted	$0.32	$0.36	$1.36	$1.52

Weighted average outstanding shares - diluted	26,800	26,800	26,800	26,800

* A 38% tax rate is assumed for 2012 in order to approximate the Company's long-term effective corporate tax rate.

About CoStar Group, Inc.
CoStar Group (NASDAQ: CSGP) is commercial real estate's leading provider of information and analytics services, and marketing. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Through LoopNet, the Company operates the most heavily trafficked commercial real estate marketplace online with more than 5.8 million registered members and 3.6 million unique monthly visitors. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe including the industry's largest professional research organization. For more information, visit www.costar.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar's financial expectations, the company's plans, objectives, expectations and intentions and other statements including words such as “hope,” "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the trends stated or implied by this release cannot be sustained; the possibility that the combination of CoStar and LoopNet is unable to create substantial cross selling opportunities; the risk that the combination of CoStar and LoopNet is unable to create a strong, integrated platform for sales growth; the possibility that the commercial real estate community adopts a medium other than the Internet for marketing commercial real estate; the possibility that LoopNet.com will not be the commercial real estate market’s top solution for marketing; that possibility that the combination of CoStar and LoopNet does not result in or create the anticipated benefits for each company’s clients; the possibility that the combined entity’s operational plans or future strategy changes; the possibility that the CoStar database will not be strengthened and improved with data from LoopNet; the risk that the combination of CoStar and LoopNet does not result in or create the anticipated benefits for CoStar; the risk that the combination does not result in a business with outstanding revenue growth potential, a strong earnings profile and the ability to generate high margins and cash flow; the risk that CoStar will not achieve continued strong revenue growth in 2012; the risk that revenues for the second quarter of 2012 and full year 2012 will not be as stated in this press release; the risk that non-GAAP net income per diluted share for the second quarter of 2012 and full year 2012 will not be as stated in this press release; the risk that the assumptions used in connection with the company’s forward-looking guidance, including those related to the combined entity and purchase accounting adjustments, will not be as expected and could vary materially; the risk that the merger will not be accretive to non-GAAP net income per diluted share in 2012 and beyond; the possibility that the merger or the sale of LoopNet’s interest Xceligent does not close when expected or at all; the possibility that the public comment and final acceptance process for the Consent Order could result in further regulatory implications; the possibility that the conditions, divestitures and changes relating to the operations or assets of LoopNet and CoStar as a result of the FTC’s consent order may result in unanticipated adverse effects on the combined company; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; and the risk that business disruption relating to the merger may be greater than expected. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar’s Annual Report on Form 10-K for the year ended December 31, 2011, CoStar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, LoopNet’s Annual Report on Form 10-K for the year ended December 31, 2011, and LoopNet’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each filed with the SEC, including in the “Risk Factors” section of each of these filings, and each company’s other filings with the SEC available at the SEC’s website (www.sec.gov). Neither CoStar nor LoopNet undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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